EXHIBIT 99.2

PRESS RELEASE

                          INDIAN VILLAGE BANCORP, INC.
      ANNOUNCES EARNINGS FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2003

Gnadenhutten, Ohio, August 14, 2003 - Indian Village Bancorp, Inc. (OTC Bulletin
Board: IDVB), the holding company for Indian Village Community Bank, today reported results for the three months and year ended June 30, 2003.

Net income for the three months ended June 30, 2003 totaled $103,000 compared to a net loss of $115,000 for the same period in 2002, an increase of $218,000, or 189.6%. Net income was $388,000 for the year ended June 30, 2003 compared to $232,000 for the year ended June 30, 2002, an increase of $156,000, or 67.2%. Basic and diluted earnings (loss) per share were $.28 and ($0.32) for the three months ended June 30, 2003 and June 30, 2002, respectively. Basic earnings per share were $1.05 and $0.63 for the twelve months ended June 30, 2003 and June 30, 2002, respectively. Diluted earnings per share were $1.03 and $0.62 for the twelve months ended June 30, 2003 and June 30, 2002, respectively.

Net interest income after the provision for loan losses for the three months ended June 30, 2003 totaled $242,000 as compared to $33,000 for the same period in 2002, an increase of $209,000, or 633.3%. Net interest income after the provision for loan losses totaled $1.5 million for the year ended June 30, 2003, a $156,000 increase from the same period in 2002. Total interest income was $1.2 million for the three months ended June 30, 2003, a $71,000 decrease from the same three months period in 2002. Total interest income was $5.1 million for the twelve months ended June 30, 2003, a $44,000 decrease from the same twelve months period in 2002. Interest expense for the three months ended June 30, 2003 was $799,000, a $1,000 decrease from the same period one year prior. Interest expense for the twelve months ended June 30, 2003 totaled $3.3 million, a $14,000 increase from the same period in 2002. The provision for loan losses for the three months ended June 30, 2003 was $195,000, a $279,000 decrease from the same period in 2002. The provision for loan losses for the year ended June 30, 2003 was $305,000 compared to $519,000, a decrease of $214,000, or 41.2%. The
Company has experienced a decrease in net interest margin related to the current economic conditions. The provision for loan losses in both years was significantly impacted by the recognition of a specific loss allocation related to a single commercial loan relationship, a modular and manufactured homes dealer. The specific allocation recognized in 2002 was larger than that recognized in 2003. Management expects collection efforts related to this relationship to be finalized by September 2003 and believes that the Company has incurred all losses anticipated as a result of the relationship.

Non-interest income for the three months ended June 30, 2003 was $288,000, compared to $109,000 for the same period in 2002, an increase of $179,000. The increase in non-interest income for the fourth quarter was primarily attributed to an increase in realized gains on sales of investment securities. For the twelve months ended June 30, 2003, non-interest income was $680,000, an increase of $316,000 from the same period in 2002. Non-interest expense for the three months ended June 30, 2003 was $438,000, a $59,000 increase from the same period in 2002. Non-interest expense for the twelve months ended June 30, 2003 was $1.7 million, a $186,000, or 12.0% increase from the same period in 2002. The primary factors contributing to the increase in non-interest expense was the increase in salaries and employee benefits, data processing and other expenses related to the data processing conversion that was completed in February 2003.

At June 30, 2003 total assets were $98.4 million compared to $85.3 million at June 30, 2002, an increase of $13.1 million, or 15.4%. Securities available for sale increased to $40.4 million at June 30, 2003 from $25.7 million at June 30, 2002, an increase of $14.7 million, or 57.1%. Net loans receivable decreased to $49.7 million at June 30, 2003 from $52.5 million at June 30, 2002, a decrease of $2.8 million, or 5.3%. The decrease in net loans receivable consists primarily of a decrease in residential loans. Deposits increased to $55.9 million at June 30, 2003 from $52.0 million at June 30, 2002, an increase of $3.9 million, or 7.6%. The increase in total deposits consists primarily of an increase to money market accounts and certificates of deposit. Borrowings from the FHLB totaled $33.4 million at June 30, 2003, compared to $24.8 million at June 30, 2002, an increase of $8.6 million, or 34.3% which was used to fund the increase in securities available for sale.

Non-performing assets, consisting of $70,000 in repossessed assets and real estate owned and $1,310,000 of nonaccrual loans, totaled $1,380,000 at June 30, 2003, or 1.40% of total assets, a decrease of $735,000 from June 30, 2002. The nonaccrual loans consist of $736,000 of residential loans, $304,000 of consumer loans and $270,000 of commercial loans. The allowance for loan losses totaled $268,000 at June 30, 2003, representing 20.5% of nonaccrual loans and 0.54% of gross loans receivable. At June 30, 2002 the allowance for loan losses totaled $757,000 and represented 37.0% of nonaccrual loans and 1.42% of gross loans receivable. In fiscal 2003, Management charged-off $794,000 in relation



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to a large commercial borrower which resulted in a decrease in the allowance for loan losses and in nonaccrual loans.

Total equity at June 30, 2003 was $8.4 million, compared to $8.3 million at June 30, 2002. At June 30, 2003 book value per share was $23.37. In the foreseeable future, Management does not anticipate the purchase of additional shares under the third repurchase program. To date, 14,600 shares out of the 20,224 shares authorized of the Company's stock has been repurchased at an average cost of $20.24 per share. At June 30, 2003, the Bank exceeded all regulatory capital requirements to be categorized as "well capitalized" under applicable law and regulations.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or actual effect of future plans or strategies is inherently uncertain. Factors which could have a material effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the SEC. Except as required by law or regulation, the Company disclaims any obligation to update such forward-looking statements.

Indian Village Bancorp, Inc. is headquartered at 100 South Walnut Street, Gnadenhutten, Ohio 44629.

FOR IMMEDIATE RELEASE      For Further Information Contact:

                           Marty Lindon, President
                           Indian Village Bancorp, Inc.
                           100 South Walnut Street
                           Gnadenhutten, Ohio 44629
                           (740) 254-4314



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                 SELECTED FINANCIAL CONDITION AND OPERATING DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                 JUNE 30,       JUNE 30,
                                  2003           2002
                             ----------------------------
Total Assets                  $  98,427       $  85,328
Loans receivable, net            49,674          52,480
Investment Securities            40,420          25,721
Deposits                         55,881          51,957
Total borrowings                 33,350          24,826
Totaly                            8,400           8,263
Book value per share          $   23.37(1)     $   22.40(1)
Common shares outstanding       389,879          402,139


                                   THREE MONTHS ENDED       TWELVE MONTHS ENDED
                               ------------------------    ---------------------
                                 JUNE 30,       JUNE 30,   JUNE 30,    JUNE 30,
                                   2003           2002       2003       2002
                               -------------------------------------------------
Interest Income                   $1,236       $1,307       $5,054     $5,098
Interest Expense                     799          800        3,281      3,267
Provision for loan losses            195          474          305        519
Net interest income                  242           33        1,468      1,312
Non-interest income                  288          109          680        364
Non-interest expense                 438          379        1,733      1,547
Income (loss) before taxes            92         (237)         415        129
Income tax expense (credit)          (11)        (122)          27       (103)
Net income (loss)                    103         (115)         388        232
Earnings per share (basic)        $ 0.28       $(0.32)      $ 1.05     $ 0.63
Earnings per share (diluted)      $ 0.28       $(0.32)      $ 1.03     $ 0.62

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(1)  Represents total equity divided by outstanding number of common shares at each respective period end. ESOP shares are considered outstanding for this calculation unless unearned.